NEUBERGER BERMAN ALTERNATIVE FUNDS

CLASS C
DISTRIBUTION AND SERVICES AGREEMENT

SCHEDULE A

The Series currently subject to this Agreement is as follows:

Neuberger Berman Global Allocation Fund
Neuberger Berman Long Short Fund
Neuberger Berman Risk Balanced Commodity Strategy Fund

Date: December 28, 2011